Exhibit 23.1

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Rentech, Inc.
1331 17th Street, Suite 720
Denver, CO 80202

We consent to the incorporation by reference in Registration Statement Nos. 333-39334, 333-34890, 333-47317 and Post-Effective Amendment No. One to
Registration Statement No. 333-47317, which was approved as Registration Statement No. 333-58529, of Rentech, Inc. on Form S-3, and in Registration Statement Nos. 333-95537, 033-90250, and 333-46003 of Rentech, Inc. on Form S-8,
of our report dated December 12, 2001 appearing in the Annual Report on Form 10-K/A of Rentech, Inc. for the year ended September 30, 2001.

We also consent to the reference to us under the heading "Experts" in the Prospectuses, which are a part of the Registration Statements.


  /s/ BDO Seidman, LLP
----------------------
BDO Seidman, LLP


October 23, 2002
Dallas, Texas